Company Contact:
Mr. Darcy Zhang, Corporate Secretary
Tel: +86-411-8259-5339
Email: darcy.zhang@chinaciwt.com
Website: www.chinaciwt.com

CCG Investor Relations:
Mr. Athan Dounis
Phone: +1-646-213-1916
Email: athan.dounis@ccgir.com
Website: www.ccgirasia.com

For Immediate Release

China Industrial Waste Management Announces 2011 First Quarter Financial Results

Dalian, China – May 16, 2011– China Industrial Waste Management, Inc. (OTCBB: CIWT) (“China Industrial Waste Management” or the “Company”), a leading environmental services and solutions provider in China, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter Highlights
•	Revenues increased 48.1% to $6.1 million
•	Gross profit increased 15.2% to $3.1 million
•	Operating income increased 10.3% to $1.7 million
•	Net income attributable to the Company increased 101.4% to $1.2 million
•	Diluted earnings per share doubled to $0.08

“We are pleased to announce strong financial performance for the first quarter and begin 2011 on a strong note. We achieved substantial revenue, net income, and EPS growth,” said Mr. Jason Dong, Chairman and Chief Executive Officer.  “In the first quarter of 2011, we had increased demand for waste disposal services from our customers; our sales of recycled commodities increased as a result of favorable market prices; and our sludge treatment business generated additional service fees. In addition, our discarded domestic appliance disposal operations contributed to our revenues.”

First Quarter 2011 Results

Revenues increased 48.1% to $6.1 million from $4.1 million in the same period last year.  The increase in revenue was mainly attributable to (i) the increased demand for waste disposal services from our customers, (ii) the increase in service fees generated by our sludge treatment as it processed more sludge in the first quarter of 2011, (iii) the increase in sales of waste iron and aluminum which experienced favorable market prices, and (iv) the addition of revenues generated from our discarded domestic appliance disposal operations commenced August 1, 2010 under a national program jointly sponsored by the PRC Ministries of Commerce, Finance and Environmental Protection.

Revenues from service fees increased 28.3% to $3.8 million, or 62.3% of total revenues, from $2.9 million, or 71.9% of total revenues, in the prior year period.

Sales of recycled commodities increased 98.9% to $2.3 million, or 37.7% of revenues, compared to $1.2 million, or 28.1% of revenues, in the same period last year.  The sharp increase is attributable to higher selling prices and sales volume for these products.

Gross profit increased 15.2% to $3.1 million from $2.7 million in the same period last year.  Gross margin was 50.8% compared to 65.4% in the prior year period.  The decline in gross margin is primarily attributable to (i) the increased service fee revenue generated by our non-hazardous waste treatment operations, which has a lower gross profit margin compared with service fee revenue generated by our hazardous waste treatment operations, and (ii) the increased costs of labor, transportation and raw materials related to producing recycled waste products.

Income from operations increased 10.3% to $1.7 million from $1.6 million in the prior year period.  Operating margin was 28.3% compared to 38.1% in the prior year period.  The decrease in operating margin is primarily due to the reasons related to the aforementioned decline in gross margin offset by the fact that operating expenses as a percent of sales actually decreased by 4.8% to 22.5% in the first quarter of 2011 from 27.3% in the same period last year.

Net income attributable to the Company increased 101.4% to $1.2 million from $0.6 million in the same period last year.  Diluted earnings per share increased 100.0% to $0.08 from $0.04 in the same period last year.

Financial Condition

As of March 31, 2011, the Company had cash and cash equivalents of $5.9 million.  Working capital was $5.9 million.  Shareholder’s equity increased 4.8% to $33.9 million from $32.3 million at the end of 2010.  Operating cash flow was $0.8 million versus $1.1 million in the prior year period.  The decrease was due to, among other things, the payment of accrued staff bonuses, an increase in accounts receivable in the amount of $640,266, and a decrease in other payable in the amount of $457,682, due to payment to subcontractor.

Recent Developments

 The Company’s 70%-owned subsidiary, Dalian Zhuorui Resource Recycling Co., Ltd. (“Zhuorui”), is engaged in the separation and purification of waste catalysts generated from the oil refinery process. Zhuorui has successfully completed its trial production period and has commenced production including ammonium metavanadate, molybdic acid, and nickel powder. Metals contained in waste catalyst are a scarce resource and the Company expects a significant increase in the selling prices for Zhuorui's final products. The Company may decide to selectively sell some of those products in fiscal year 2011 depending on market conditions.

Business Outlook

The Company is currently building in Dalian one of the most advanced one-stop service centers for industrial solid waste treatment in China (the "Dagushan Expansion Project"). The construction of the Dagushan Expansion Project is now 90% complete and we expect it to become operational in the third quarter of 2011. Once fully operational, this new facility will increase our hazardous industrial solid waste treatment capacity to 114,000 tons per year.

The Company reaffirms that for the first half of 2011, the Company expects revenues of between $10 million and $12 million and net income attributable to the Company of between $2.0 million and $2.5 million.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Daylight Time (EDT) on Monday, May 16, 2011, to discuss its financial results for the first quarter of 2011.

To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 275-8968. International callers should call +1 (706) 643-1666. The Conference Pass Code is 65634929.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting on Monday, May 16, 2011 at 11:00 a.m. EDT. To access the replay, call (800) 642-1687. International callers should call +1 (706) 645-9291. The Conference Pass Code is  65634929.

About China Industrial Waste Management, Inc.

China Industrial Waste Management is a leading environmental services and solutions provider in China.  The Company is based in Dalian, Liaoning Province, China and has been engaged in the industrial solid waste treatment business since 1991.  Today, the Company is the largest industrial solid waste management enterprise in northeastern China.  China Industrial Waste Management’s main businesses are industrial solid waste treatment and recycling, municipal sewage and sludge treatment, and environmental protection engineering.  For more information, please visit the Company’s website (www.chinaciwt.com).

Cautionary Statement Regarding Forward-Looking Information

This release may include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission: the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People's Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital. Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

- Financial Tables Follow-

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
	2011		2010
Revenues
Service fees	$3,777,184		$2,944,558
Sales of recycled commodities	2,288,444		1,150,283
Total revenues	6,065,628	#	4,094,841

Cost of revenues
Cost of service fees	1,689,096		1,028,493
Cost of recycled commodities	1,292,309		388,458
Total cost of revenues	2,981,405		1,416,951

Gross profit	3,084,223	#	2,677,890

Operating expenses
Selling expenses	180,441		151,624
Research and development expenses	94,608		71,486
General and administrative expenses	1,090,184		896,608
Total operating expenses	1,365,233		1,119,718

Income from operations	1,718,990		1,558,172

Other income (expense)
Interest expense	(240,325)		(225,803)
Bank interest income	7,922		-
Other income	120,788		7,167
Other expense	(3,955)		(2,520)
Settlement expense	-		(439,821)
Total other expense	(115,570)	#	(660,977)

Net income before tax provision	1,603,420	#	897,195
Tax provision	(269,596)		(133,001)
Net income	1,333,824		764,194

Net income attributable to the noncontrolling interest	(107,479)		(155,339)
Net income attributable to the Company	$1,226,345	#	$608,855

Foreign currency translation adjustment	261,671		1,532

Comprehensive income attributable to the Company	1,488,016		610,387
Comprehensive income attributable to the noncontrolling interest	181,217		155,339
Comprehensive income	$1,669,233		$765,726

Basic and diluted weighted average shares outstanding
Basic	15,336,535		15,327,507
Diluted	15,336,535		16,401,437

Basic and diluted net earnings per share
Basic	$0.08		$0.04
Diluted	$0.08		$0.04

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$5,865,833	$8,163,880
Notes receivable	220,256	86,364
Accounts receivable, net	6,328,174	5,731,847
Other receivables	731,547	359,383
Inventories	4,660,680	4,652,148
Advances to suppliers	1,552,771	1,624,433
Deferred expense	185,607	210,752
Related party receivable	344,689	291,552
Deferred tax assets	121,705	61,145
Total current assets	20,011,262	21,181,504
Long-term equity investment	152,711	151,515
Property, plant and equipment, net	32,157,991	32,384,139
Construction in progress	21,333,856	18,642,061
Land usage right, net of accumulated amortization	2,025,724	2,022,384
BOT franchise right	4,275,919	4,242,424
Deposits	77,762	77,152
Restricted cash	1,607,845	1,788,510
Other assets	1,248,308	1,233,580
Deferred tax assets	584,581	504,017
TOTAL ASSETS	$83,475,959	$82,227,286
LIABILITIES
Current liabilities
Short-term loans	$3,054,228	$3,030,303
Accounts payable	3,022,277	2,458,260
Tax payable	863,005	513,243
Advance from customers	609,005	610,508
Deferred sales	798,500	394,862
Accrued expenses	52,757	804,205
Construction projects payable	2,491,470	3,070,169
Other payable	378,459	836,141
Long-term loan-current portion	2,340,302	2,321,970
Related party payable	473,405	393,939
Total current liabilities	14,083,408	14,433,600
Long-term loans	17,758,425	17,964,962
Asset retirement obligation	585,144	571,109
Government subsidy	7,734,310	7,673,724
TOTAL LIABILITIES	40,161,287	40,643,395

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months ended March 31,
	2011	2010
Cash flows from operating activities:
Net income attributable to the Company	$1,226,345	$608,855
Adjustments to reconcile net income to net cash provided by operating activities:
Nontrolling interest	107,479	155,339
Depreciation	561,365	526,771
Amortization	12,568	15,837
Amortization of deferred stock-based compensation	57,661	57,661
Bad debt allowance	42,548	35,547
Stock and warrant issued for settlement	-	439,821
Option issued for service	3,887	-
Accretion expenses	14,035	9,155
Government subsidy recognized as income	-	(7,167)
Changes in operating assets and liabilities:
Notes receivable	(133,892)	79,307
Accounts receivable	(640,266)	(1,091,651)
Construction reimbursement receivable	-	703,933
Other receivables	(372,164)	30,073
Inventories	(8,532)	(307,645)
Advance to suppliers	(90,482)	146,118
Deferred expense	25,145	(5,142)
Other asset	(14,728)	(128,064)
Deferred tax assets	(141,124)	(8,562)
Accounts payable	564,017	255,163
Tax payable	349,762	197,810
Advance from customers	(1,503)	17,256
Accrued expense	(751,448)	(390,470)
Deferred income	403,638	(234,131)
Other payable	(457,682)	-
Net cash provided by operating activities	756,629	1,105,814
Cash flows from investing activities
Purchase of property and equipment	(60,205)	(101,464)
Construction in progress	(2,391,175)	(726,790)
Purchase of intangible assets	-	(6,871)
Due from related party	(53,137)	-
Net cash used in investing activities	(2,504,517)	(835,125)
Cash flows from financing activities
Repayment of construction project payable	(578,699)	(812,769)
Repayment of long-term loans	(346,747)	(561,174)
Proceeds from related party loan	79,466	-
Decrease in Restricted cash	180,665	-
Net cash used in financing activities	(665,315)	(1,373,943)
Effect of exchange rate on cash	115,156	(4,660)